Exhibit 99.1

FOR IMMEDIATE RELEASE

ConneXionONE Corp. Shifts to AI Computing with YuGu AI Limited Partnership to Drive Future Growth

PALO ALTO, Calif., Feb 10th, 2025 – ConneXionONE Corp. (OTC: CNNN), a technology company focused on next-generation AI computing, is excited to announce a strategic partnership with YuGu AI Limited. This marks a significant move into the booming AI computing industry, ensuring strong long-term growth opportunities for the company and its shareholders.

Why is ConneXionONE Moving from Social Media to AI Computing?

ConneXionONE is shifting its focus from social media to AI computing infrastructure due to the massive demand for computing power driven by artificial intelligence advancements. This decision is based on strong market research and a well-planned execution strategy, ensuring sustainable revenue growth.

Key reasons behind the transition:

•	AI Market Growth: The global GPU market is projected to reach $773.1 billion by 2032, and cloud computing is expected to surpass $2.3 trillion. AI computing power is becoming one of the most valuable resources in the tech industry.

•	Strategic Industry Connections: ConneXionONE CEO Chris Chang has leveraged connections in data centers and telecommunications to identify high-value AI computing opportunities.

•	Revenue Generation Plan: Through the partnership with YuGu AI Limited, ConneXionONE will earn commission-based revenue from AI infrastructure and cloud computing services, creating a stable and recurring income stream.

•	Long-Term Value: The increasing reliance on AI computing for enterprise solutions makes this industry a high-growth sector with strong long-term potential.

Partnership with YuGu AI Limited

Through this strategic agreement, ConneXionONE will act as an official business development and sales partner for YuGu AI Limited’s cutting-edge AI computing services. This collaboration will enable ConneXionONE to:

✅   Expand into the AI industry with a proven technology partner.

✅   Leverage strong business relationships to accelerate growth.

✅   Ensure revenue growth through a commission-based model.

✅   Provide businesses with scalable AI computing solutions to meet increasing demand.

CEO Statement

"We understand that some shareholders invested in ConneXionONE for its social media business, but the AI computing sector presents a much bigger opportunity. By partnering with YuGu AI Limited, we are securing our position in one of the fastest-growing industries today. This shift ensures that ConneXionONE builds a strong, profitable AI computing business with stable revenue streams and long-term value creation for shareholders," said Chris Chang, CEO of ConneXionONE Corp.

1

Next Steps and What to Expect

ConneXionONE is committed to clear communication and execution as it transitions into AI computing. Key initiatives include:

✔  Expanding industry partnerships through telecom and data center networks.

✔  Securing enterprise AI computing clients for early revenue generation.

✔  Providing regular updates on AI computing projects and business progress.

For More Information

Visit: www.ConneXionONE.com

Investor Relations Contact

Barwicki Investor Relations

Andrew Barwicki

📞📞 516-662-9461

✉ andrew@barwicki.com

About ConneXionONE Corp.

ConneXionONE Corp. (OTC: CNNN) is a technology company focusing in decentralized AI computing solutions. The company is dedicated to providing businesses with scalable, secure, and cost-effective AI infrastructure, enabling advanced AI computing capabilities across multiple industries.

About YuGu AI Limited

YuGu AI Limited (www.TimeSlice.pro) is specialized in AI computing platform and services, offering decentralized, scalable, and energy-efficient AI computing infrastructure for enterprises.

Forward-Looking Statements:

This press release includes forward-looking statements based on current expectations. Actual results may differ due to risks, market conditions, and execution challenges. Investors are encouraged to review ConneXionONE’s SEC filings for full details.

2